EXHIBIT 10.16
LOAN AGREEMENT
     THIS LOAN AGREEMENT (together with all schedules annexed hereto from time to time, this “Agreement”) is entered into this 9th day of October, 2008, between PEOPLES STATE BANK OF COMMERCE, a bank organized under the laws of the State of Tennessee (“Lender”), and HOME FEDERAL HOLDINGS CORPORATION, a corporation organized under the laws of the State of Georgia (“Borrower”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Definitions Schedule annexed hereto. All schedules annexed hereto are incorporated herein and made a part hereof.
SECTION 1. LOANS AND TERMS OF REPAYMENT
          1.1 Revolver Loans.
               (a) Subject to the terms and conditions of this Agreement, Lender agrees to establish the Commitment pursuant to which Lender shall make loans to Borrower (each a “Revolver Loan”) from time to time, on Borrower’s request therefor, on any Business Day during the Term (other than the last Business Day of the Term), not to exceed in aggregate principal amount outstanding at any time the SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000), which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. Lender shall have no obligation to honor any request for a Revolver Loan on or after the Commitment Termination Date. The proceeds of Revolver Loans may be used by Borrower solely to pay any of the Obligations or to make expenditures for other lawful purposes of Borrower to the extent not prohibited by this Agreement or applicable law. In no event may any Revolver Loans be used to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any margin stock, as defined by Regulation U of the Board of Governors of the Federal Reserve System, or for any related purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Revolver Loans and interest accruing thereon shall be evidenced by the records of Lender (including the Loan Account) and by the Revolver Note. Requests for funding of a Revolver Loan shall be given to Lender by written notice (or telephonic notice promptly confirmed in writing) signed by an Authorized Officer of Borrower, in a form and at a place as may be required by Lender, no later than 12:00 o’clock noon on the Business Day of the requested borrowing. Notices received by Lender after 12:00 o’clock noon shall be deemed received on the next Business Day.
               (b) Lender may make extensions of credit under this Agreement based on communications or instructions received from any person believed by Lender to be an Authorized Officer of Borrower, or, at the discretion of Lender, if such extensions of credit are necessary to satisfy any Obligations. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (including any interest, fees or Lender Expenses) shall be deemed irrevocably to be a request (without any requirement for the submission of a notice of borrowing) for a Revolver Loan on the due date of and in an aggregate amount required to pay such Obligations. Lender shall have no obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when any applicable condition precedent set forth in Section 3 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default. The proceeds of each Revolver Loan deemed requested by Borrower under this Section 1.1(b) may be disbursed by Lender by way of direct payment of the relevant Obligations.

          1.2 Payments.
               (a) All payments with respect to any of the Obligations shall be made to Lender in dollars on the date when due, in immediately available funds, without any offset or counterclaim. Except where evidenced by Notes or other instruments made by Borrower to Lender specifically containing payment provisions in conflict with this Section 1.2 (in which event the conflicting provisions of such instruments shall govern and control), the Obligations shall be due and payable as follows:
               (i) Principal payable on account of the Revolver Loans shall be due and payable immediately upon the Commitment Termination Date;
               (ii) Interest accrued on the principal balance of the Revolver Loans shall be due and payable on (x) the first day of each month, computed through the last day of the preceding month; and (y) the Commitment Termination Date; and
               (iii) The balance of the Obligations requiring the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.
               (b) Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to accrue and shall be payable for such extended period of time. If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received. The provisions hereof shall survive the Commitment Termination Date and payment in full of the Obligations.
          1.3 Interest Rates. The principal balance of the Revolver Loans and other Obligations outstanding from time to time shall bear interest from the respective dates such principal amounts are advanced or incurred until paid at a variable rate per annum equal to the sum of the Prime Rate plus 0.75%. All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days. At any time that an Event of Default exists, the principal amount of the Obligations outstanding shall bear interest at the Default Rate. The Prime Rate on the date hereof is 4.50% and therefore the rate of interest in effect hereunder, expressed in simple interest terms as of the date hereof, is 5.25%.
          1.4 Reimbursement of Expenses. Borrower shall reimburse Lender for all Lender Expenses. All amounts chargeable to Borrower under this Section 1.4 shall be payable on demand to Lender, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time.
          1.5 Maximum Interest. In no event shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of the Loan Documents and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law, that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).
          1.6 Loan Account. Lender shall maintain for its books an account (“Loan Account”) evidencing the Obligations resulting from each Loan, including the amount of principal and interest payable from time to time hereunder. Any failure of Lender to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the agreement of Borrower to repay the Obligations in accordance with the Loan Documents. The entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information therein, provided that if a copy of information contained in the Loan Account is provided to an Obligor, or an Obligor inspects the Loan Account at any time, then the information contained in the Loan Account shall be conclusive and binding on such Obligor for all purposes, absent manifest error, unless such Obligor notifies Lender in writing within 30 days after such Obligor’s receipt of such copy or such Obligor’s inspection of the Loan Account that it disputes the information contained therein.
          1.7 Application of Payments and Collections. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or hereafter received by Lender from or on behalf of Borrower, and agrees that Lender shall have the continuing right to apply and reapply any and all such payments and collections received at any time hereafter against the Obligations, in such manner as Lender may deem advisable.
SECTION 2. TERM AND TERMINATION
          2.1 Term. Subject to Lender’s right to cease making Loans and other extensions of credit to Borrower at any time on or after the Commitment Termination Date, the Commitment shall become effective on the date of this Agreement (subject to satisfaction of the conditions set forth in Section 3 hereof) and shall expire at the close of business on July 10, 2009 (the “Term”), unless sooner terminated as provided in Section 2.2 hereof.
          2.2 Termination; Effect of Termination. Lender may terminate the Commitment, without notice, at any time that an Event of Default exists. The Commitment shall automatically terminate upon the occurrence of an Event of Default resulting from the commencement of an Insolvency Proceeding by or against Borrower. Borrower may terminate the Commitment (in whole, but not in part) by giving Lender at least 60 days prior written notice of Borrower’s desire to terminate the Commitment, which notice shall be irrevocable (unless otherwise agreed in writing by Lender). On the date of a termination by Borrower or Lender, all Obligations shall become immediately due and payable without notice to or demand upon Borrower and shall be paid to Lender in cash or by wire transfer of immediately available funds. No termination of the Commitment shall in any way affect any of Lender’s rights or remedies, or any of Borrower’s duties or obligations under the Loan Documents, or any Liens held by Lender.
SECTION 3. CONDITIONS PRECEDENT
          3.1 Closing Conditions. Lender shall not be obligated to make any extension of credit hereunder unless, on or before October 15, 2008, each of the following conditions has been satisfied:
               (a) Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, all in form and substance satisfactory to Lender;
               (b) Borrower shall cause to be delivered to Lender the following documents, each in form and substance satisfactory to Lender:

                    (i) A copy of the Organic Documents of Borrower;
                    (ii) A certificate of the resolutions of the board of directors or other appropriate governing body of Borrower, signed by a Senior Officer of Borrower, authorizing Borrower to execute, deliver and perform its obligations under the Loan Documents;
                    (iii) A favorable legal opinion of Borrower’s outside legal counsel addressed to Lender regarding such matters as Lender and its counsel may request; and
                    (iv) Evidence of insurance, including standard forms of certificates of insurance addressed to Lender, reasonably satisfactory to Lender and otherwise confirming Borrower’s satisfaction of the insurance requirements contained in the Loan Documents.
               (c) Lender shall have received evidence satisfactory to it that there are no Liens upon any of Borrower’s assets, other than Permitted Liens; and
               (d) Lender shall have received assurances, satisfactory to it, that no litigation is pending or threatened against any Obligor which Lender determines may have a Material Adverse Effect.
          3.3 Ongoing Conditions Precedent. Lender shall not be obligated to make any extension of credit unless each of the following conditions is satisfied at the time of the requested extension of credit and after giving effect thereto:
               (a) Lender shall have received from Borrower a notice of borrowing and such other information as Lender requests in connection with the funding of any Loan or other extension of credit;
               (b) No Default or Event of Default shall exist (whether before or after giving effect to the funding of any Loan or other extension of credit); and
               (c) All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to Lender, shall be true and correct in all material respects with the same effect as though the representations and warranties have been made on the date of the funding of the requested Loan or other extension of credit.
SECTION 4. BORROWER’S REPRESENTATIONS AND WARRANTIES
     To induce Lender to enter into this Agreement and to extend credit, Borrower makes the following representations and warranties, all of which shall be deemed made as of the date hereof and on each date that a request for an extension of credit hereunder is made:
          4.1 Existence and Rights; Predecessors. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; has the right and power to enter into and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Borrower has not been a party to any merger, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person and has not changed its legal status or the jurisdiction in which it is organized.

          4.2 Authority. The execution, delivery and performance of the Loan Documents by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or governmental authority or agency, or any provision of the Organic Documents of such Person, and do not and will not result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its properties may be subject or bound.
          4.3 Litigation. There are no actions or proceedings pending, or to the knowledge of Borrower threatened, against any Obligor before any court or administrative agency, and Borrower has no knowledge or belief or any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any Obligor. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.
          4.4 Financial Condition. All financial statements and information relating to Borrower which have been delivered to Lender have been prepared in accordance with GAAP, unless otherwise stated therein, and fairly and reasonably present Borrower’s financial condition. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender. Borrower has no knowledge of any liabilities, contingent or otherwise, that are not reflected in such financial statements and information. Borrower has not entered into any special commitments or contracts which are not reflected in such financial statements or information and that may have a Material Adverse Effect. Borrower is, and after consummating the transactions described in the Loan Documents will be, Solvent. Borrower has delivered to Lender pro forma balance sheets and income statements for Bank in the forms filed by Borrower with the OCC in connection with the Bank Application.
          4.5 Taxes. Borrower has filed all tax returns that it is required to file, and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it to the extent that such Taxes are not being Properly Contested; and Borrower is not subject to any tax Liens and has not received any notice of deficiency or other official notice to pay any Taxes.
          4.6 Material Agreements. Borrower is not a party to any agreement or instrument adversely affecting its business, assets, operations or condition, nor is Borrower in default in the performance, observance or fulfillment of any material obligations, covenants or conditions contained in any agreement or instrument where such default could reasonably be expected to have a Material Adverse Effect.
          4.7 Title to Assets; Intellectual Property. Borrower has good title to its assets and the same are not subject to any Liens other than Permitted Liens. Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct business as now operated, without any known conflict with the rights of others.
          4.8 Compliance With Laws. Borrower, and its properties, business operations and leaseholds, are in compliance in all material respects with all applicable laws.
          4.9 Business and Collateral Locations. Borrower’s chief executive office, principal place of business and office where Borrower’s business records are located is 4271 Mundy Mill Road, Oakwood, Georgia. None of Borrower’s assets is in the possession of any Person other than Borrower.

          4.10 ERISA. Borrower does not have, and has not ever had, any Plan. Borrower is not required to contribute to or is not contributing to a Multiemployer Plan and has no withdrawal liability to any Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred that has resulted or could result in liability of Borrower; and Borrower does not have any reason to believe that any other event has occurred that has resulted or could result in liability of Borrower as set forth above.
          4.11 Labor Relations. Borrower is not a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s employees, or, to Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
          4.12 Anti-Terrorism Laws. Neither Borrower nor any of its Affiliates is in violation of any anti-terrorism law, including the PATRIOT Act, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-terrorism law, including the PATRIOT Act; or is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any anti-terrorism law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated with a Person listed above. Neither Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
          4.13 Capital Structure. Borrower does not have, and has not ever had, any Subsidiaries. Borrower has not made, or obligated itself to make, any Distributions. There are no outstanding agreements or instruments binding upon holders of any Borrower’s Equity Interests relating to ownership of such Equity Interests.
          4.14 Bank Application Status. Borrower submitted the Bank Application to the OCC to establish Bank as a national bank. The Bank Application includes a business plan or operating plan, articles of association for Bank, an organization certificate for Bank, and a statement to the OCC that demonstrates Bank’s plans for attracting and maintaining community support and that Bank intends to achieve the objectives of the community Reinvestment Act, 12 U.S.C. § 901 et seq. Bank does not intend to offer fiduciary services. To ensure that all capital stock of Bank will be paid in, Borrower has established the Escrow Account with the Escrow Agent pursuant to the Escrow Agreement and has delivered to Lender a complete and correct copy of the Escrow Agreement. When its capital stock is paid in, Bank would have capital sufficient to support the projected volume and type of business proposed in Bank’s plan filed as part of the Bank Application, and Bank can reasonably be expected to achieve and maintain profitability. Borrower and its principals are familiar with national banking laws and regulations (including, without imitation, safe and sound banking operations and practices). Bank has competent management, including a board of directors of no fewer than 5 elected members, with the ability and experience relevant to the types of services to be provided by Bank. Each of Borrower and Bank has complied with all instructions of the OCC regarding the Escrow Account established in connection with the issuance or sale of Equity Interests in Bank.

SECTION 5. AFFIRMATIVE COVENANTS
     At all times prior to the Commitment Termination Date and payment in full of the Obligations, Borrower covenants that it shall:
          5.1 Notices. Notify Lender, promptly after Borrower’s obtaining knowledge thereof, of (i) any Default or Event of Default; (ii) the commencement of any action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor; (iii) the occurrence or existence of any default by an Obligor under any agreement relating to Debt for money borrowed; (iv) any notice by Borrower or Bank to, or to Borrower or Bank from, the OCC in connection with the Bank Application; (v) any notice to Borrower or Bank from any subscribers to the Equity Interests in Borrower; or (vi) any other event or transaction that could reasonably be expected to have a Material Adverse Effect.
          5.2 Maintenance of Rights and Properties. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption; and maintain and preserve its existence.
          5.3 Insurance. Maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A- or better by Best’s Ratings, a publication of A.M. Best Company, (i) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower and (ii) business interruption insurance in an amount approved by Lender.
          5.4 Visits and Inspections. Permit representatives of Lender, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower to: visit and inspect properties of Borrower and each of its Subsidiaries; inspect, audit and make extracts from Borrower’s Books; and discuss with its officers, employees and independent accountants Borrower’s business, financial conditions, business prospects and results of operations.
          5.5 Taxes. Pay and discharge all Taxes prior to the date on which such Taxes become delinquent or any penalties attached thereto, except and to the extent only that such Taxes are being Properly Contested. If requested by Lender, Borrower shall provide proof of payment or, in the case of withholding or other employee taxes, deposit required by applicable law and shall deliver to Lender copies of all of tax returns (and amendments thereto).
          5.6 Financial Statements and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender, upon Lender’s request therefor, copies of Borrower’s internal unaudited financial statements, any audited financial statements of Borrower and, promptly after the sending or filing thereof, as the case may be, copies of any statements or reports which Borrower has made generally available to its shareholders, copies of any regular, periodic and special reports or registration statements or prospectuses which Borrower files with any governmental authority, and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower.

          5.7 Compliance with Laws. Comply with all applicable laws (including the PATRIOT Act), and all other laws regarding the collection, payment and deposit of Taxes, and shall obtain and keep in full force and effect any and all governmental approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report any non-compliance to Lender.
SECTION 6. NEGATIVE COVENANTS
     At all times prior to the Commitment Termination Date and payment in full of the Obligations, Borrower shall not:
          6.1 Fundamental Changes. Merge, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; change its name or conduct business under any fictitious name; change its federal employer identification number, organizational identification number or state of organization; relocate its chief executive office or principal place of business without having first provided 30 days prior written notice to Lender; amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents, except for changes that do not affect in any way Borrower’s authority to enter into and perform the Loan Documents to which it is a party or its authority or obligation to perform and pay the Obligations; or create any Subsidiary or acquire all or substantially all of the assets or Equity Interests of another Person.
          6.2 Conduct of Business. Sell, lease or otherwise dispose of any of its assets; suspend or otherwise discontinue all or any material part of its business operations; or engage in any business other than the business engaged in by it on the Closing Date.
          6.3 Liens. Create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens.
          6.4 Loans; Asset Transfers. Make any loans, advances or other transfers of property to any Person, except reimbursement of expenses to officers or employees of Borrower in the Ordinary Course of Business and transfers to Lender pursuant to the Loan Documents.
          6.5 Distributions. Declare or make any Distribution.
          6.6 ERISA. Withdraw from participation in, permit any full or partial termination of, or permit the occurrence of any other event with respect to any Plan maintained for the benefit of Borrower’s employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers Borrower’s employees.
          6.7 Tax and Accounting Matters. File or consent to the filing of any consolidated income tax return with any Person; make any significant change in accounting treatment or reporting practices, except as required by GAAP; or establish a fiscal year different than the Fiscal Year.
SECTION 7. EVENTS OF DEFAULTS; REMEDIES
          7.1 Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement:(a) Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

               (b) Any Obligor fails or neglects to perform, keep or observe any (i) covenant contained in Sections 5.1, 5.4, 5.6, 5.7 or 6 on the date that Borrower is required to perform, keep or observe such covenant; (ii) any other covenant contained in this Agreement if the breach of such other covenant is not cured to Lender’s satisfaction within 15 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any Senior Officer, provided that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant that is not capable of being cured at all or within such 15-day period or that is a willful and knowing breach by Borrower; or (iii) any Obligor fails or neglects to perform or discharge any covenant or undertaking by it in any other Loan Document.
               (c) Any representation, statement, report, or certificate made or delivered by Borrower to Lender is not true and correct, in any material respect, when made or furnished.
               (d) An Insolvency Proceeding (i) is commenced against an Obligor and is not dismissed within 45 days thereafter or (ii) is commenced by an Obligor.
               (e) One or more judgments shall be entered against any Obligor and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) results in the creation or imposition of a Lien upon any of Borrower’s assets that is not a Permitted Lien.
               (f) There is a default by Borrower in performance under any material agreement, mortgage, or indenture to which Borrower is a party with a Person other than Lender, if as a result of such default the Debt evidenced or secured by any such agreement may be accelerated or demand for payment thereof may be made.
               (g) Any Guarantor dies or becomes the subject of an Insolvency Proceeding; revokes or attempts to revoke the guaranty signed by such Guarantor; repudiates or disputes such Guarantor’s liability thereunder; is in default under the terms thereof; or fails to confirm in writing, promptly after receipt of Lender’s written request therefor, such Guarantor’s ongoing liability under the guaranty in accordance with the terms thereof.
               (h) A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Lender, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower’s, or such other Obligor’s complete or partial withdrawal from such Multiemployer Plan.
               (i) Any Obligor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof.
               (j) A Change of Control shall occur.

          7.2 Remedies. Upon or after the occurrence of an Event of Default, Lender may, in its discretion, without notice to or demand upon any Obligor, do any one or more of the following:
               (a) Declare all Obligations, whether arising pursuant to this Agreement or otherwise, due, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives) immediately due and payable, and Borrower shall pay to Lender the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;
               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;
               (c) Terminate the Commitment, but without affecting the Obligations owing by Borrower to Lender; and
               (d) Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the business of Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver; and
provided, that, upon the occurrence of an Event of Default described in Section 7.1(d), the Commitment shall terminate immediately and automatically, without the necessity of any action by Lender.
          7.3 Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Borrower in any of the Loan Documents shall be deemed cumulative, and Lender shall have all other rights and remedies not inconsistent herewith as provided under applicable law. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No delay by Lender shall constitute a waiver, election or acquiescence by Lender in any failure by Borrower strictly to comply with its obligations under the Loan Documents.
SECTION 8. GENERAL PROVISIONS
          8.1 Notices and Communications. Except as otherwise provided in Section 1.1, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party set forth below, or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Lender and Borrower in accordance with the provisions of this Section. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 1.1, 2.2 or 5.1 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

If to Borrower:
Home Federal Holdings Corporation
4271 Mundy Mill Road
P.O. Box 1889
Oakwood, GA 30566
Attn: President
Telecopier No.: (770) 538-5016
If to Lender:
Peoples State Bank of Commerce
7122 Nolensville Road
Nolensville, Tennessee 37135
Attention: Elizabeth Lowery Saffle
Telecopier No.: (615) 776-8648
          8.2 Performance of Borrower’s Obligations. If Borrower shall fail to discharge any covenant, duty or obligation under any of the Loan Documents, Lender may, in its discretion at any time, for Borrower’s account and at Borrower’s expense, pay any amount or do any act required of Borrower under any of the Loan Documents or otherwise lawfully requested by Lender. All costs and expenses incurred by Lender in connection with the taking of any such action shall be reimbursed to Lender by Borrower on demand with interest at the Default Rate from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Lender’s right to proceed thereafter as provided herein or in any of the other Loan Documents.
          8.3 Further Assurances. Borrower shall take such further actions as Lender shall request from time to time in connection herewith to evidence or give effect to this Agreement and the other Loan Documents and any of the transactions contemplated hereby. Promptly after Lender’s request therefor, Borrower shall execute or cause to be executed and delivered to Lender such instruments or other documents, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.
          8.4 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, that Borrower may not assign this Agreement or any rights or obligations hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents.
          8.5 General Indemnity. Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees under any environmental laws. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other

Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a direct and proximate result of its own gross negligence or willful misconduct. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrower with respect to each indemnity given by it under any of the other Loan Documents shall survive the termination of the Commitment and payment in full of the Obligations.
          8.6 Interpretation; Severability. Section headings and section numbers have been set forth herein for convenience only. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise, as this Agreement has been reviewed and prepared by all parties hereto. Each provision of this Agreement shall be severable from every other provision of this Agreement for purposes of determining the legal enforceability of any specific provision.
          8.7 Indulgences Not Waivers. Lender’s failure at any time or times to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Lender thereafter to demand strict compliance and performance with such provision.
          8.8 Modification; Counterparts; Facsimile Signatures. This Agreement cannot be changed or terminated orally; supersedes all prior agreements, understandings, negotiations and inducements regarding the same subject matter, and, together with the other Loan Documents, represents the entire understanding of the parties with respect to the subject matter hereof and thereof. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Counterparts of each of the Loan Documents may be delivered by facsimile or electronic mail and the effectiveness of each such Loan Document and signatures thereon shall have the same force and effect as manually signed originals.
          8.9 Governing Law; Consent to Forum. This Agreement shall be deemed to have been made in Atlanta, Georgia, and shall be governed by and construed in accordance with the internal laws (but without regard to conflict of law provisions) of the State of Georgia. Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Middle District of Tennessee or any state or superior court sitting in Williamson County, Tennessee, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Lender reserves the right to bring proceedings against any Obligor in the courts of any other jurisdiction. Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.
          8.10 Waiver of Certain Rights. To the fullest extent permitted by applicable law, Borrower hereby knowingly and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the

Loan Documents, or the Obligations; (ii) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Lender or the use of any proceeds of any Loans; and (iii) notice of acceptance of this Agreement by Lender.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

BORROWER:

HOME FEDERAL HOLDINGS CORPORATION

By: Name:	/s/ Clyde A. McArthur Clyde A. McArthur
Title:	President

Attest: Name:	/s/ Rita B. Gray Rita B. Gray
Title:	Assistant Secretary

[SEAL]

Accepted in Nolensville, Tennessee:

LENDER:

PEOPLES STATE BANK OF COMMERCE

By: Name:	/s/ David A. Holt David A. Holt
Title:	SVP

DEFINITIONS SCHEDULE
     This Definitions Schedule is a part of the Loan Agreement dated October 9, 2008, between Home Federal Holdings Corporation, as Borrower, and Peoples State Bank of Commerce, as Lender (as at any time amended, the “Loan Agreement”). When used in the Loan Agreement or in any Schedule (including this Definitions Schedule), the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
     “Affiliate” means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.
     “Agreement” means the Loan Agreement, together with all Schedules (including the Guarantors Schedule and this Definitions Schedule) thereto, in each case, whether now or hereafter annexed thereto.
     “Authorized Officer” means each Senior Officer and each other person designated in writing by Borrower to Lender as an authorized officer to make requests for Loans or other extensions of credit under the Agreement.
     “Bank” means Home Federal Bank, a national bank in organization.
     “Bank Application” means the application filed by Borrower with the OCC to approve the establishment of the Bank as a national bank.
     “Borrower’s Books” means all of Borrower’s books and records relating to its existence, governance, financial condition or operations, or any of the Collateral, regardless of the medium in which any such information may be recorded.
     “Business Day” means any day of the week, excluding Saturdays, Sundays, or a day on which banks in Tennessee are authorized or required to be closed.
     “Change of Control” means (i) the occurrence of any event (whether in one or more transactions) that results in a transfer of control of Borrower to a Person who is not in control of Borrower on the date of the Loan Agreement or (ii) any merger or consolidation of or with Borrower or sale of all or substantially all of the property of Borrower. For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect, (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors or managing agents of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.
     “Closing Date” means the date on which the initial extension of credit is made by Lender, whether by funding of a Loan or otherwise.
     “Commitment” means the commitment of Lender to make Revolver Loans in accordance with the Agreement, up to $750,000.00.

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     “Commitment Termination Date” means the date that is the soonest to occur of (i) the last day of the Term, (ii) the Escrow Termination Date or (iii) the date on which the Commitment is terminated pursuant to Section 2 of the Loan Agreement.
     “Debt” means, as applied to a Person, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including capitalized lease obligations; (ii) all contingent obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (iv) in the case of Borrower (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.
     “Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
     “Default Rate” means, with respect to any Obligations and during any time that an Event of Default exists, a per annum rate equal to the sum of the Prime Rate plus 5.75% Default Margin.
     “Distribution” means, in respect of any entity, (i) any payment of dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or an Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.
     “Equity Interest” means the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or (iv) any other Person having any other form of equity security or ownership interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Escrow Account” means the escrow account established by Borrower with the Escrow Agent pursuant to the Escrow Agreement.
     “Escrow Agent” means Nexity Bank.
     “Escrow Agreement” means the escrow agreement between Home Federal Holdings Corporation and the Escrow Agent establishing the Escrow Account in connection with the issuance or sale of Equity Interests in Bank.
     “Escrow Termination Event” means the date on which the funds deposited in the Escrow Account as payment of the purchase price for the Equity Interests in Bank are either distributed by the Escrow Agent to Bank in exchange for the issuance of such Equity Interests, or returned to the subscribers upon the failure of one or more conditions for payment of such funds to Bank, in either case in accordance with the terms of the Escrow Agreement.
     “Event of Default” means any event or condition described in Section 7 of the Loan Agreement.
     “Fiscal Year” means the fiscal year of Borrower for accounting and tax purposes, which ends on December 31 of each calendar year.

     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Guarantor” means each Person listed on Guarantors Schedule as a Guarantor and any other Person who may guarantee payment or collection of any of the Obligations.
     “Guarantors Schedule” means the Guarantors Schedule annexed to the Loan Agreement.
     “Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations.
     “Indemnitees” means Lender and each of its officers, directors, agents (including legal counsel) and Affiliates.
     “Indemnified Claims” means all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, auctioneers’, consultants’ or paralegals’ fees and expenses), which may at any time be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of the administration, performance or enforcement by Lender of any of the Loan Documents or consummation of any of the transactions described therein; or the failure of any Obligor to observe, perform or discharge any of such Obligor’s covenants or duties under any of the Loan Documents, in each case including any cost or expense incurred by any Indemnitee in connection with any investigation, litigation, arbitration, or other judicial or non-judicial proceeding whether or not such Indemnitee is a party thereto.
     “Insolvency Proceeding” means a bankruptcy, receivership, assignment for the benefit of creditors, debt adjustment, liquidation or any other insolvency case or proceeding under any applicable law.
     “Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by Borrower under the Loan Documents which are paid or advanced by Lender; (b) filing, recording, publication and search fees paid or incurred by Lender, including all recording taxes; and (c) the costs, fees (including reasonable attorneys’, paralegals’, auctioneers’ appraisers’ or other consultants fees) and expenses incurred by Lender (i) to inspect, copy, audit or examine or any of Borrower’s Books or inspect, count or appraise any of Borrower’s assets, (ii) to correct any default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iii) in recovering any of the Obligations, or (iv) in structuring, drafting, reviewing or preparing any amendment, modification or waiver of any of the Loan Documents.
     “Lien” means any interest in property securing an obligation owed to or a claim by a Person, whether such interest is based on common law, statute or contract.
     “Loan” means an advance of money made by Lender to Borrower pursuant to the Agreement, including all Revolver Loans.
     “Loan Account” shall have the meaning set forth in Section 1.6 of the Loan Agreement.
     “Loan Documents” means, collectively, the Agreement, each Note, each Guaranty and any other instruments or agreements executed by an Obligor in connection with the Agreement or any of the Obligations.

     “Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties, prospects or condition (financial or otherwise) of any Obligor; (ii) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of the Agreement or any of the other Loan Documents; (iii) materially impairs the ability of any Obligor to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due; or (iv) materially impairs or delays Lender’s ability to enforce or collect the Obligations accordance with the Loan Documents or applicable law.
     “Notes” means each of the Revolver Note and any other promissory note executed by Borrower at Lender’s request to evidence any of the Obligations.
     “Obligations” means all Debts, obligations, covenants, and duties now or at any time or times hereafter owing by Borrower to Lender of any kind and description, whether incurred pursuant to or evidenced by any of the Loan Documents or any other agreement and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Loans, all fees, all obligations of Borrower in connection with any indemnification of Lender, and all Lender Expenses.
     “Obligors” means Borrower, each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Lender a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.
     “OCC” means the Office of the Comptroller of the Currency of the United States of America.
     “Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.
     “Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.
     “Permitted Lien” means any of the following: (i) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (ii) statutory Liens (other than Liens for Taxes) arising in the Ordinary Course of Business of Borrower, but only if and for so long as payment in respect of such Liens is not at the time required or the Debt secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of Borrower and do not materially impair the use thereof in the operation of Borrower’s business; (iii) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the Uniform Commercial Code as adopted and in force in the State of Georgia, on payment items in the course of collections; and (iv) such other Liens as may be consented to in writing by Lender in its discretion.

     “Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency, department, or other subdivision thereof.
     “Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by Borrower for employees or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.
     “Prime Rate” for any day means a fluctuating rate of interest equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the Prime Rate for such day (or, if such source is not available, such alternate source as determined by Lender). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Properly Contested” means, in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt (except only with respect to property taxes that have priority as a matter of applicable state law and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute); (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of, a judgment, the enforcement of such judgment is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.
     “Revolver Loan” shall have the meaning set forth in Section 1.1(a) of the Loan Agreement.
     “Revolver Note” means the Revolver Note to be executed by Borrower in favor of Lender, in form satisfactory to Lender, which shall be in the face amount of $750,000,00 and shall evidence all Revolver Loans made pursuant to the Agreement.
     “Senior Officer” means, on any date, any person occupying any of the following positions with Borrower on such date: the chair of the board of directors, president, chief executive officer, chief financial officer, managing member or managing partner.
     “Solvent” means, as to any Person, such Person (i) is able to pay all of its debts as such debts mature, (ii) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (iii) is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code, and (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

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     “Subsidiary” means a Person in which some or all Equity Interests (or those having a power to vote) is owned, directly or indirectly, by Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more other Subsidiaries.
     “Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other governmental authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender.
     “Term” means the term set forth in Section 2.1 of the Loan Agreement.
     Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references in this Agreement to statutes shall include all amendments of same and implementing regulations and any successor statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time of day on the day in question in Nolensville, Tennessee, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement. Whenever in any provision of this Agreement Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual knowledge of any Senior Officer of Borrower.

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